UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between THE SOUTH FINANCIAL GROUP Greenville, South Carolina And FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia	Docket No. 10-058-WA/RB-HC

WHEREAS, The South Financial Group, Greenville, South Carolina (“Bancorp”), a registered bank holding company, owns and controls Carolina First Bank, Greenville, South Carolina, a state nonmember bank (“Bank”), and various nonbank subsidiaries;

WHEREAS, it is the common goal of Bancorp and the Federal Reserve Bank of Richmond (the “Reserve Bank”) to maintain the financial soundness of Bancorp so that Bancorp may serve as a source of strength to the Bank;

WHEREAS, Bancorp and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on April 29, 2010, the board of directors of Bancorp, at a duly constituted meeting, adopted a resolution authorizing and directing H. Lynn Harton to enter into this Agreement on behalf of Bancorp, and consenting to compliance with each and every provision of this Agreement by Bancorp and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW THEREFORE, Bancorp and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of Bancorp shall take appropriate steps to fully utilize Bancorp’s financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the Federal Deposit Insurance Corporation (“FDIC”) on April 29, 2010 and any other supervisory action taken by the Bank’s federal or state regulator.

Dividends and Distributions

2.           (a)           Bancorp shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation (the “Director”) of the Board of Governors.

(b)           Bancorp shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)           Bancorp and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)           All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution.  For requests to declare or pay dividends, Bancorp must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3.           (a)           Bancorp and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)           Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Capital Plan

4. Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancorp on a consolidated basis.  The plan shall, at a minimum, address, consider, and include:

(a)           The consolidated organization’s and the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D) and the applicable capital adequacy guidelines for the Bank issued by the Bank’s federal regulator;

(b)           the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, allowance for loan and lease losses, current and projected asset growth, and projected retained earnings;

(c)           the source and timing of additional funds necessary to fulfill the consolidated organization’s and the Bank’s future capital requirements;

(d)           supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by its federal regulator; and

(e)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Bancorp serve as a source of strength to the Bank.

5.           Bancorp shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s capital ratios fall below the approved plan’s minimum ratios.  Together with the notification, Bancorp shall submit an acceptable written plan that details the steps that Bancorp will take to increase Bancorp’s capital ratios to or above the approved plan’s minimums.

Cash Flow Projections

6.           Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank a written statement of Bancorp’s planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for the remainder of 2010.  Bancorp shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2010 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

7.           (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831(i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).  Bancorp shall not appoint any individual to its board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Reserve Bank notifies Bancorp of its disapproval within the time limits prescribed by Subpart H of Regulation Y.

(b)           Bancorp shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

Progress Reports

8.           Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Approval and Implementation of Plan

9.           (a)           Bancorp shall submit a written capital plan that is acceptable to the Reserve Bank within the applicable time period set forth in paragraph 4 of this Agreement.

(b)           Within 10 days of approval by the Reserve Bank, Bancorp shall adopt the approved capital plan.  Upon adoption, Bancorp shall promptly implement the approved plan, and thereafter fully comply with it.

(c)           During the term of this Agreement, the approved capital plan shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

10.           All communications regarding this Agreement shall be sent to:

(a)           Mr. A. Linwood Gill, III
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia 23261-7622

(b)           Mr. H. Lynn Harton
President and Chief Executive Officer
The South Financial Group
P.O. Box 1029
Greenville, South Carolina 29602

11.	Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Bancorp to comply with any provision of this Agreement.

12.	The provisions of this Agreement shall be binding upon Bancorp and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

13.	Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

14.
The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, any nonbank subsidiary of Bancorp, or any of their current or former institution-affiliated parties and their successors and assigns.

15.	Pursuant to section 50 of the FDI Act (12 U.S.C. § 181831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 4th day of May, 2010.

THE SOUTH FINANCIAL GROUP	FEDERAL RESERVE BANK OF RICHMOND

By: /s/ H. Lynn Harton H. Lynn Harton President & Chief Executive Officer	By: /s/ A. Linwood Gill, III A. Linwood Gill, III Vice President